UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 2, 2010

Allied Capital Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	0-22832	52-1081052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1919 Pennsylvania Avenue, N.W., Washington, District of Columbia		20006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202 721-6100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 2, 2010, Allied Capital Corporation ("Allied Capital") entered into Amendment No. 1 to the Second Amended and Restated Credit Agreement dated as of January 29, 2010 (the "Amendment"). Pursuant to the Amendment, Allied Capital is permitted to declare a one-time special cash dividend upon approval of the merger between Allied Capital and Ares Capital Corporation ("Ares Capital") in accordance with the Agreement and Plan of Merger dated as of October 26, 2009, among Ares Capital, ARCC Odyssey Corp. and Allied Capital (the "Merger") by the affirmative vote of the holders of two-thirds of the outstanding shares of Allied Capital common stock, so long as no default or event of default has occurred and is continuing or would result from the declaration and payment of the special dividend. Pursuant to the Amendment, the payment of the special dividend is contingent on the consummation of the Merger and may not exceed the lesser of $0.20 per share or $40 million.

In addition, the Amendment makes modifications to certain of the mandatory repayment requirements under the senior secured term loan (the "Term Loan"). The Amendment requires the use of a minimum of 75%, an increase from 56%, of all net cash proceeds from asset dispositions, subject to certain conditions and exclusions, to be used to repay the Term Loan prior to the consummation of the Merger. Prior to the Amendment, Allied Capital was required to use 100% of available cash in excess of a $125 million cash floor at any month end (the "Cash Floor") to repay the Term Loan, and on April 30, 2010, the Cash Floor decreases to $100 million. In addition, the Amendment also includes a new prepayment provision, which requires Allied Capital to use 75% of principal collections (other than net cash proceeds from asset dispositions) received as of the 15th and last day of each month to repay the Term Loan, beginning with the period from March 1, 2010 to March 15, 2010. Upon consummation of the Merger, the Cash Floor decreases to $0 and the percentage of principal collections and net cash proceeds from asset dispositions required to repay the Term Loan increases to 100%.

Item 8.01 Other Events.

On March 3, 2010, Allied Capital announced its intention to declare a special dividend (the "Special Dividend") of $0.20 per share to Allied Capital stockholders in connection with the Merger.

On the date the Merger is approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Allied Capital common stock, Allied Capital’s Board of Directors intends to declare the Special Dividend to Allied Capital stockholders of record on such date. Allied Capital will hold its Special Meeting to vote on the Merger and the merger agreement on March 26, 2010. The Special Dividend would be funded upon the closing of the merger transaction.

In connection with this dividend, on March 2, 2010, pursuant to the Agreement and Plan of Merger, dated as of October 26, 2009 (the "Merger Agreement"), among Ares Capital, Allied Capital and ARCC Odyssey Corp., a wholly owned subsidiary of Ares Capital, Ares Capital consented (the "Consent") to (1) Allied Capital declaring a dividend, to be paid in cash in an amount equal to $0.20 per share, to stockholders of record of Allied Capital as of the date of the special meeting of stockholders at which the Merger shall have been approved by the affirmative vote of the holders of two-thirds of the shares of Allied Capital outstanding common stock (such date, the "Record Date"), such dividend to be paid after the Closing (as defined in the Merger Agreement) of the Merger, (2) establishing the Record Date and (3) funding the payment of the Special Dividend to the dividend paying agent on the Closing Date (as defined in the Merger Agreement) with instructions to disburse such amounts to Allied Capital stockholders as of the Record Date as promptly as practicable after the Effective Time (as defined in the Merger Agreement).

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits

Exhibit No. Description
10.1 Amendment No. 1 dated as of March 2, 2010 to the Second Amended and Restated Credit Agreement dated as of January 29, 2010.
10.2 Consent to Special Dividend, dated March 2, 2010.
99.1 Press release dated March 3, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied Capital Corporation

March 8, 2010	By:	Penni F. Roll

Name: Penni F. Roll
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amendment No. 1 dated as of March 2, 2010 to the Second Amended and Restated Credit Agreement dated as of January 29, 2010.
10.2	Consent to Special Dividend, dated March 2, 2010.
99.1	Press release dated March 3, 2010.